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                                                                    EXHIBIT 4

                               CO-SALE AGREEMENT


     This Co-Sale Agreement (this "Agreement") is made and entered into as of March 5, 1997 by and between SportsLine USA, Inc., a Delaware corporation (the "Company"), (ii) CBS, Inc. ("CBS") and (iii) Michael Levy ("Levy").

                                R E C I T A L S

     A. Concurrently herewith, CBS and the Company are entering into that certain Agreement, dated as of the date hereof (the "Principal Agreement;" capitalized terms used herein and not otherwise defined shall have the meanings defined in the Principal Agreement), pursuant to which, among other things, CBS will acquire shares of Common Stock and Warrants in consideration of the license by CBS of the CBS Logos and the CBS Content and provision by CBS of certain broadcast advertising and promotion.

     B. To induce CBS to enter into the Principal Agreement, Levy has agreed to enter into this Agreement and offer CBS the opportunity to participate in certain sales of his shares of Common Stock of the Company.

     NOW THEREFORE, in consideration of the above recitals and the mutual covenants made herein, the parties hereby agree as follows:

1.  RIGHT OF CO-SALE.

     1.1 Notice of Sales. In the event Levy proposes to accept one or more bona fide offers (collectively, the "Purchase Offer") from any persons to purchase from him shares of the Common Stock of the Company, he promptly shall give written notice (the "Notice") to CBS describing fully the Purchase Offer, including the number of shares of Common Stock proposed to be transferred (the "Shares"), the proposed bona fide transfer price and the name and address of the proposed transferee. The Notice may be included as a part of any notice required to be given by Levy under Article Eight, Section 1 of the Company's Bylaws.

     1.2 Participation Right. To the extent that the Company and other stockholders of the Company have not exercised their respective rights of first refusal to purchase the Shares in accordance with Article Eight of the Company's Bylaws, CBS shall have the right (the "Participation Right") to participate in Levy's sale of the Shares under the terms and conditions specified in the Purchase Offer. To the extent CBS exercises its Participation Rights, the number of Shares which Levy may sell pursuant to the Purchase Offer shall be correspondingly reduced. The Participation Right of CBS is subject to the following terms and conditions:

          (a) Number of Shares. CBS may sell its Pro Rata Share of the Shares covered by the Purchase Offer. CBS's "Pro Rata Share" for purposes of this Agreement is that number of shares of Common Stock equal to the product obtained by multiplying (i) the aggregate number of Shares covered by the Purchase
Offer, times (ii) a fraction, the numerator of which is the sum of the number of shares of Common Stock at the time owned by CBS and the
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denominator of which is the aggregate number of shares of Common Stock at the time outstanding, assuming conversion of all outstanding preferred stock of the Company and the exercise of all options and warrants then outstanding.

          (b) Exercise Notice. If CBS desires to exercise its Participation Rights, CBS shall provide Levy, within thirty (30) days after CBS's receipt of the Notice, a written notice of such election ("Exercise Notice") specifying the number of shares of Common Stock that CBS elects to sell pursuant to the Participation Rights. Each Exercise Notice shall be irrevocable, unless otherwise consented to by Levy.

          (c) Delivery of Certificates. CBS shall effect its participation in the sale by delivering to the Company promptly following exercise of its Participation Right, for delivery to the purchaser of the Shares at the closing of the transaction contemplated by the Purchase Offer, one or more certificates, properly endorsed for transfer, representing the number of shares of Common Stock which CBS has elected to sell pursuant to the Participation Rights.

          (d) Transfer of Shares. The stock certificate or certificates which CBS delivers to the Company pursuant to Section 1.2(c) shall be delivered by the Company to the purchaser under the Purchase offer at the closing of the transaction contemplated by the Purchase Offer; and the Company shall receive on behalf of, and promptly remit to CBS, that portion of the sale proceeds which CBS is entitled to receive by reason of its participation in the sale.

          (e) Closing. Whether or not CBS exercises its Participation Rights, the closing of the sale of the Shares subject to the Purchase Offer shall take place not later than one hundred twenty (120) days following the date the Notice was first delivered to CBS. At the closing, Levy may sell any Shares subject to the Purchase Offer as to which CBS has not exercised its Participation Rights; and, if CBS has exercised its Participation Rights, the consummation of such sale shall be subject to the sale by CBS at the closing of all shares of Common Stock which CBS has elected to sell pursuant to the Participation Rights. Any proposed sale on terms and conditions materially different from those described in the Notice, as well as any subsequent proposed sale by Levy, will again require compliance by Levy with the provisions of this Agreement.

     1.3 Termination. This Agreement and the Participation Rights granted hereunder shall terminate upon the first to occur of the following: (a) the tenth anniversary of the date of this Agreement; (b) the execution of a written agreement to terminate this Agreement by Levy and CBS; (c) the consummation of the first sale of securities of the Company to the public pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended; (d) the first date on which CBS or any assignee to which such Participation Rights have been assigned pursuant to Section 2.1 hereof (i) own Common Stock representing less than 10% of the number of shares of the Company's Common Stock that would be outstanding if all then outstanding shares of the Company's convertible preferred stock were then converted into shares of Common Stock or (ii) hold less than 50% of the number of such Common Stock equivalent shares as are issuable to CBS pursuant to the Principal Agreement or any Warrants

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issuable thereunder; or (e) upon the closing of (i) any consolidation or merger of the Company with or into any other corporation or corporations in which the holders of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger or stock representing a majority of the voting power of a corporation that wholly owns, directly or indirectly, the surviving corporation of such consolidation or merger; (ii) the sale, transfer or assignment of securities of the Company representing a majority of the voting power of all the Company's outstanding voting securities by the holders thereof to an acquiring party in a single transaction or series of related transactions; or (iii) the sale of all or substantially all the Company's assets.

2.  ASSIGNMENT OF PARTICIPATION RIGHTS. The Participation Rights of CBS under
Section 1 hereof may be assigned only to a CBS Assignee; provided, however, that no such assignment of any of such Participation Rights shall be effective against the Company or Levy until such time as the Company and Levy are given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned Participation Rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 2.

3.  LEGENDED CERTIFICATES.

          3.1 Legend. Each certificates representing shares of the Common Stock now or hereafter owned by Levy shall be endorsed with the following legend:

          "THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN CO-SALE AGREEMENT BY AND AMONG THE SHAREHOLDER, THE CORPORATION AND CBS, INC. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."

          3.2 Removal of Legend. The legend required by Section 3.1 shall be removed upon termination of this Agreement in accordance with the provisions of
Section 1.3.

4.  GENERAL PROVISIONS.

     4.1 Notices. All notices hereunder (including the Exercise Notice) shall be in writing and shall be given by (i) certified or registered mail, return receipt requested; (ii) hand delivery; or (iii) nationally recognized overnight courier service; a notice shall be deemed to have been given (a) when delivered by hand; (b) three days after mailing, in the case of certified or registered mail; and (c) one business day after being forwarded to a nationally recognized overnight courier service for overnight delivery; in each case correctly addressed to such party

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at its address set forth below or such other address as such party may specify by notice to the other parties hereto:

          (a) if to the Company or Levy, at 6340 N.W. 5th Way, Fort Lauderdale, Florida 33309; and

          (b) if to CBS, at CBS Sports, 51 West 52nd Street, New York, New York 10019, Attention: President.

     4.2 Entire Agreement. This Agreement, together with all the Exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

     4.3 Amendments and Waivers. Any terms of this Agreement may be amended and the observance of any term of the Agreement may be waived (either generally or in a particular) instance and either retroactively or prospectively), with the written consent of Levy and CBS. Any amendment or waiver effected in accordance with this Section shall be binding upon the Company, Levy, CBS and their respective permitted transferees and assignees.

     4.4 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, excluding that body of law relating to conflict of laws and choice of law.

     4.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

     4.6 Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

     4.7 Successors And Assigns. Subject to the provisions of Section 2, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

     4.8 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

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     4.9  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Co-Sale Agreement as of the date and year first above written.

                                         SPORTSLINE USA, INC.

                                         By:  MICHAEL LEVY
                                            --------------------
                                         Title:  President


                                         CBS, INC.


                                         By:  FREDRIC G. REYNOLDS
                                            ---------------------
                                         Title:



                                                 MICHAEL LEVY
                                             --------------------
                                                 Michael Levy



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